                               PROXY STATEMENT
                           PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[ X ]  Preliminary Proxy Statement
[   ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                           HECLA MINING COMPANY
               (Name of Registrant as Specified in Its Charter)

                          MICHAEL B. WHITE, SECRETARY
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):   N/A
[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
       14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[   ]  $500 per Each Party to the Controversy Pursuant to Exchange Act Rule
       14a-6(i)(3).
[   ]  Fee Computed on Table Below Per Exchange Act Rules 14a-6(i)(4)
       and 0-11.

  (1)  Title of Each Class of Securities to Which Transaction Applies:

  (2)  Aggregate Number of Securities to Which Transaction Applies:

  (3) Per Unit Price or Other Underlying Value of Transaction Computed Pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed Maximum Aggregate Value of Transaction:

  (5)  Total fee paid:

[   ]  Fee Paid Previously with Preliminary Materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)    Amount Previously Paid:

   (2)    Form, Schedule, or Registration Statement No:

   (3)    Filing Party:

   (4)    Date Filed:

[PRELIMINARY PROXY MATERIAL]


[Hecla Logo]


                                                                  April 27, 2001



Dear Shareholder:


     You are cordially invited to attend the Annual Meeting of Shareholders of Hecla Mining Company, which will be held at the corporate offices located at 6500 Mineral Drive in Coeur d'Alene, Idaho, on Friday, June 8, 2001, at 3 p.m., Pacific Daylight Time.

    The annual meeting will involve the election of three directors, approval of a reverse stock split of the Corporation's Common Stock at the discretion of the Board of Directors and the selection of auditors for 2001. In addition, reports of the Corporation's operations and other matters of interest will be made at the meeting. For information with respect to these matters, please refer to the Notice of Meeting and Proxy Statement, which are enclosed. Your Board of
Directors respectfully recommends that you vote to elect the directors nominated, vote to approve the reverse stock split at the discretion of the Board of Directors and vote to approve the selection of the auditors.

     It is important that your shares be represented at the meeting whether or not you are personally able to attend. You are therefore urged to complete, date and sign the accompanying proxy and mail it in the enclosed postage-paid envelope as promptly as possible.

    Thank you for your cooperation.

                                 Sincerely,

                                 /s/ Arthur Brown


                                 Arthur Brown
                                 Chairman, President and
                                 Chief Executive Officer

                              HECLA MINING COMPANY
                               6500 Mineral Drive
                         Coeur d'Alene, Idaho 83815-8788
                                _________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  to be held on
                                  June 8, 2001

To the Shareholders of
HECLA MINING COMPANY:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hecla Mining Company (the "Corporation") will be held at the corporate offices located at 6500 Mineral Drive in the city of Coeur d'Alene, state of Idaho, on Friday, June 8, 2001, at 3 p.m., Pacific Daylight Time, for the following purposes:

     (1) To elect three members of the Board of Directors of the Corporation to serve for three-year terms or until their respective successors are elected and have qualified;

      (2) To approve alternative proposals to amend the Certificate of Incorporation to effect a one-for-three, one-for-four or one-for-five reverse stock split of the issued and outstanding shares of the Corporation's Common Stock at the discretion of the Board of Directors;

    (3) To consider and vote upon the selection of PricewaterhouseCoopers LLP as independent auditors of the Corporation for the fiscal year ending December 31, 2001; and

     (4) To transact such other business as may properly come before the annual meeting or any postponements or adjournments thereof.

     The close of business on April 12, 2001, has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the annual meeting and at any postponements or adjournments thereof.

                                 By Order of the Board of Directors


                                 MICHAEL B. WHITE
                                 Secretary

April 27, 2001
------------------------------------------------------------------------------

     Whether or not you plan to attend the Annual Meeting, please complete, sign and date the accompanying proxy and mail it at once in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will be revocable, either in writing or by voting in person at the Annual Meeting, at any time prior to its exercise.
------------------------------------------------------------------------------

                              HECLA MINING COMPANY
                               6500 Mineral Drive
                         Coeur d'Alene, Idaho 83815-8788
                                  208-769-4100
                                 _______________

                          P R O X Y  S T A T E M E N T
                                   Relating to
                         ANNUAL MEETING OF SHAREHOLDERS
                           to be held on June 8, 2001
                                 _______________

                                  INTRODUCTION

     This Proxy Statement is being furnished by the Board of Directors of Hecla Mining Company, a Delaware corporation (the "Corporation"), to holders of shares of the Corporation's Common Stock, par value $0.25 per share (the "Common Stock"), in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Friday, June 8, 2001, and any postponements or adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement is first being mailed to shareholders on or about April 27, 2001.

                           PURPOSES OF ANNUAL MEETING

Election of Directors

     At the Annual Meeting, shareholders entitled to vote (see "Voting at Annual Meeting") will be asked to consider and to take action on the election of three directors to the Corporation's Board of Directors, each to serve for a three-year term (see "Election of Directors").

Amendment to Certificate of Incorporation - Reverse Stock Split

     At the Annual Meeting, shareholders will be asked to consider and to take action on a proposed amendment to the Corporation's Certificate of Incorporation to effect a one-for-three, one-for-four or one-for-five reverse stock split of the issued and outstanding shares of the Corporation's Common Stock at the discretion of the Board of Directors (see "Proposal to Authorize a Reverse Stock Split at the Discretion of the Board").

Selection of Independent Auditors

     At the Annual Meeting, shareholders also will be asked to consider and to take action on the selection of PricewaterhouseCoopers LLP as independent auditors of the Corporation for the fiscal year ending December 31, 2001 (see "Approval of Auditors").

                            VOTING AT ANNUAL MEETING

General

    The Board of Directors of the Corporation has fixed the close of business on April 12, 2001, as the record date (the "Record Date") for determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were issued and outstanding 66,797,636 shares of Common Stock entitled to vote. A majority of such shares will constitute a quorum for the transaction of business at the Annual Meeting. The holders of record on the Record Date of the shares entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. Directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstentions, broker nonvotes or otherwise) have no impact in the election of directors, except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. The proposed amendment to the Certificate of Incorporation to effect a reverse stock split at the discretion of the Board of Directors must be approved by the holders of a majority of the outstanding common shares of the Corporation. The approval of the independent auditors requires the favorable vote of the holders of a majority of the shares present at the meeting, provided a quorum is present. Abstentions and broker nonvotes would have the effect of negative votes for the amendment of the Certificate of Incorporation. Abstentions would have the effect of negative votes for the approval of the auditors; broker nonvotes are not counted for purposes of determining the number of shares present, and thus would have no effect on the approval of the auditors.

Proxies

     Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on any proxy, the shares represented by such proxy will be voted:
(1)  FOR  the election of each of the three nominees for election as  directors;
(2) FOR the approval of the amendment to the Certificate of Incorporation to effect a reverse stock split of the Corporation's Common Stock at the discretion of the Board of Directors; (3) FOR the approval of PricewaterhouseCoopers LLP as the Corporation's independent auditors; and (4) in the discretion of the proxy holder as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the Annual

Meeting by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Corporation or by attending the Annual Meeting and voting in person. Attendance in person at the Annual Meeting will not, in itself, be sufficient to revoke a proxy.

     The Corporation will bear all the costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing this Proxy Statement and accompanying material to shareholders. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Corporation, without additional compensation, may solicit proxies personally or by telephone or otherwise. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Corporation will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such activities.

                              ELECTION OF DIRECTORS

    In accordance with the Corporation's Certificate of Incorporation, its Board of Directors is divided into three classes. The terms of office of the directors in each of such classes expire at different times. The terms of Messrs. Ted Crumley, Charles L. McAlpine and Jorge E. Ordonez C. will expire at the Annual Meeting of Shareholders in 2001. Messrs. Crumley, McAlpine and Ordonez have been designated by the Board of Directors of the Corporation as nominees for election as directors of the Corporation each for a three-year term expiring in 2004. The terms of Messrs. Leland O. Erdahl and Paul A. Redmond will expire in 2002. The terms of Messrs. Arthur Brown, John E. Clute and Joe Coors, Jr. will expire in 2003.

     It is intended that the proxies solicited hereby will be voted FOR election of the nominees for directors listed below, unless authority to do so has been withheld. The Board of Directors knows of no reason why any of its nominees will be unable or unwilling to accept election. However, if any nominee becomes unable to accept election, the Board will either reduce the number of directors to be elected or select substitute nominees submitted by the Directors Nominating Committee of the Board of Directors. If substitute nominees are selected, proxies will be voted in favor of such nominees.

Nominees

     The nominees for directors for terms which will expire in 2004 are as follows:

                                                              Year First
                                                 Age at       Became
Principal Occupation and Other Directorships   June 8, 2001   Director
--------------------------------------------   ------------   ----------

TED  CRUMLEY.  Senior Vice President and           56         1995
Chief Financial Officer of Boise Cascade
Corporation (manufacturer of paper and forest products) from 1994 to present;
Vice  President and Controller of  Boise
Cascade  Corporation from 1990 to  1994;
other  positions held at  Boise  Cascade
Corporation from 1972 to 1990

CHARLES   L.  McALPINE.   President   of           67         1989
Arimathaea  Resources Inc.  (a  Canadian
gold  exploration company) from December
1982 to June 1992; President of Campbell
Chibougamau   Mines  Ltd.  (a   Canadian
copper-gold mining company) from 1969 to
1979;  Director, First Tiffany  Resource
Corporation;     Director,     Goldstake
Explorations   Inc.;  Director,   Postec
Systems Inc.

JORGE E. ORDONEZ C.  President and Chief           61         1994
Executive  Officer, Ordonez  Profesional
S.C.;  Director, Altos Hornos de Mexico,
S.A.    de   C.V.;   Director,    Minera
Carbonifera Rio Escondido, S.A. de C.V.;
Director, Grupo Acerero del Norte,  S.A.
de  C.V.;  Director,  Fischer-Watt  Gold
Co.,   Inc.;   Vice  President,   Minera
Montoro,  S.A.  de  C.V.;  former  Chief
Executive Officer, Empresas Frisco, S.A.
de C.V.; former Chief Executive Officer,
Alfa Industrias-Div. Minas; recipient of
Mexican National Geology Recognition  in
1989; elected to Mexican Academy of Engineering in 1990

Remaining Directors

      The remaining directors whose present terms of office will continue after the meeting and will expire in 2002 are as follows:

                                                              Year First
                                                 Age at       Became
Principal Occupation and Other Directorships   June 8, 2001   Director
--------------------------------------------   ------------   ----------

LELAND  O. ERDAHL.  Chairman, President,           72         1984
Chief  Executive Officer  and  Director,
Nord Pacific Limited since January 2001;
Vice  President, Chief Financial Officer
and  Director,  Amax  Gold,  Inc.,  from
March  1997  to June 1998; President  of
Stolar, Inc. (geologic imaging and radio
communications)  from   July   1987   to
January  1992; President of  Albuquerque
Uranium  Corporation from November  1987
to  1992;  President and Chief Executive
Officer  of  Ranchers  Exploration   and
Development   Corporation   ("Ranchers")
from   July  1983  to  July  1984;  held
various  positions  as  an  officer   of
Ranchers  since  1970; Director,  Canyon
Resources Corporation; Director, Uranium
Resources Inc.

PAUL  A. REDMOND. Chairman of the  Board           64         1998
and    Chief   Executive   Officer    of
Washington  Water Power Company  ("Water
Power")   (electric  and   natural   gas
utility, now Avista Corp.) from May 1985
to  July 1998; held various positions as
an  officer  of Water Power since  1978;
Director, ITRON, Inc.; Director,  Source
Capital   Corporation;  Director,   U.S.
Bancorp

      The remaining directors whose present terms of office will continue after the meeting and will expire in 2003 are as follows:

                                                              Year First
                                                 Age at       Became
Principal Occupation and Other Directorships   June 8, 2001   Director
--------------------------------------------   ------------   ----------

ARTHUR BROWN.  Chairman of the Board  of           60         1983
Directors of the Corporation since  June
1987;  also  Chief Executive Officer  of
the    Corporation   since   May   1987;
President  of the Corporation since  May
1986;  Chief  Operating Officer  of  the
Corporation from May 1986 to  May  1987;
Executive   Vice   President   of    the
Corporation from May 1985 to  May  1986;
held various positions as an officer  of
the Corporation since 1980; employed  by
the  Corporation  since 1967;  Director,
AMCOL   International  Corporation   (an
American  industrial minerals  company);
Director,   Idaho   Independent    Bank;
Director,   Southern   Africa   Minerals
Corporation (a Canadian mining company)

JOHN E. CLUTE.  Dean, Gonzaga University           66         1981
School  of Law since August 1991; Senior
Vice  President,  Human  Resources   and
General   Counsel   of   Boise   Cascade
Corporation (manufacturer of  paper  and
forest  products)  from  1982  to  1991;
employed by Boise Cascade Corporation in
various  other  capacities  since  March
1965;  Director, The Jundt Growth  Fund,
Inc.; Director, Jundt Funds, Inc. (Jundt
U.S.   Emerging   Growth   Fund,   Jundt
Opportunity  Fund, Jundt Mid-Cap  Growth
Fund,  Jundt  Science & Technology  Fund
and  Jundt  Twenty-Five Fund); Director,
American  Eagle  Funds,  Inc.  (American
Eagle    Capital   Appreciation    Fund,
American Eagle Large-Cap Growth Fund and
American  Eagle Twenty Fund);  Director,
RealResume,      Inc.      (computerized
employment and personnel services)

JOE  COORS, JR.  Retired Chairman of the           59         1990
Board   and  Chief  Executive   Officer,
CoorsTek, Inc. (formerly Coors  Ceramics
Company) since 1985; Chairman, Air Force
Memorial Foundation

                CERTAIN INFORMATION ABOUT THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

      The Board of Directors met ten times during 2000. The standing committees of the Board of Directors are the Executive, Audit, Compensation, Directors Nominating, Technical and Finance committees.

     The Executive Committee, the members of which are Messrs. Brown (Chairman), Clute, Crumley, Erdahl and Redmond, did not meet in 2000. The Executive Committee is empowered with the same authority as the Board of Directors in the management of the business of the Corporation, except for certain matters enumerated in the Corporation's By-Laws which are specifically reserved to the full Board of Directors.

      The Audit Committee, the members of which are Messrs. McAlpine (Chairman), Coors and Ordonez, met twice in 2000. The Audit Committee's principal functions are to meet with the Corporation's independent auditors to review the financial statements contained in the Annual Report, to review the Corporation's system of internal accounting controls and to report to the Board of Directors thereon.

      The Compensation Committee, the members of which are Messrs. Crumley (Chairman), Clute, Coors, Erdahl and Redmond, met three times in 2000. The Compensation Committee's principal functions are to make recommendations to the Board of Directors concerning the compensation of executive officers of the Corporation and to administer the Corporation's stock-based plans.

     The Directors Nominating Committee, the members of which are Messrs. Erdahl (Chairman), Clute, McAlpine, Ordonez and Redmond, did not meet in 2000. The Directors Nominating Committee reviews and recommends to the Board of Directors nominees for election as directors at the Annual Meeting of Shareholders and nominees to fill vacancies on the Board of Directors. The Directors Nominating Committee will consider persons recommended by shareholders as nominees for election as directors, which recommendations are submitted in writing to the Secretary of the Corporation and include a statement as to the qualifications and willingness of such persons to serve on the Corporation's Board of Directors.

      The Technical Committee, the members of which are Messrs. Ordonez (Chairman), Erdahl and McAlpine, met one time in 2000. The principal function of the Technical Committee is to make recommendations to the Board of Directors concerning the advisability of proceeding with the exploration, development, acquisition or divestiture of mineral properties and/or operations.

      The Finance Committee, the members of which are Messrs. Coors (Chairman), Crumley and Ordonez, met one time in 2000. The principal functions of the Finance Committee are to develop and set the Corporation's long-term investment policies and to review the performance of the investment managers of the Corporation's pension trusts.

                            COMPENSATION OF DIRECTORS

      The Corporation compensates directors who are not employees of the Corporation for their services as follows: (i) a retainer fee of $2,000 per calendar quarter; (ii) $1,000 for each director's meeting attended; (iii) $800 for attending any meeting of any Committee of the Board; (iv) $500 for participation in each telephonic Board meeting; and (v) $400 for participation in each telephonic Committee meeting.

      In August 1994, the Corporation adopted a new Deferred Compensation Plan for directors which commenced January 1, 1995 (the "1994 Plan"). The prior plans were terminated, and all amounts deferred thereunder were rolled over into the 1994 Plan. The 1994 Plan provides that all directors' fees and retainers may be deferred; interest is to be credited monthly on all deferred accounts at
1.23 times the Moody's long-term bond rate; distributions may be made at the election of the director on a lump-sum, annual or monthly basis; distributions for unforeseeable financial emergencies are permitted before and after retirement; and a grantor trust is established to receive distributions from the Corporation to provide for the obligations of the Corporation pursuant to the 1994 Plan. Interest accrued in 2000 for the accounts of directors, under the 1994 Plan, amounted to an aggregate of $30,208.

      In March 1995, the Corporation adopted the Hecla Mining Company Stock Plan for Nonemployee Directors (the "Directors Stock Plan"), which became effective following shareholder approval on May 5, 1995, and is subject to termination by the Board of Directors at any time. Pursuant to the Directors Stock Plan, each nonemployee director is credited with 1,000 shares of the Common Stock on May 30 of each year. Nonemployee directors joining the Board of Directors after May 30 of any year are credited with a pro rata number of shares based upon the date they join the Board. All credited shares are held in a grantor trust, the assets of which are subject to the claims of the Corporation's creditors, until delivered under the Directors Stock Plan. Delivery of the shares from the trust occurs upon the earliest of (i) death or disability; (ii) retirement from the Board; (iii) a cessation of the director's service for any other reason; or (iv) a Change in Control of the Corporation (as defined). Subject to certain restrictions, directors may elect delivery of the shares on such date or in annual installments thereafter over 5, 10 or 15 years. The shares of Common Stock credited to nonemployee directors pursuant to the Directors Stock Plan may not be sold until at least six months following the date they are credited. The maximum number of shares of Common Stock which may be credited pursuant to the Directors Stock Plan is 120,000. Each nonemployee director of the Corporation then serving was credited with 1,000 shares of Common Stock on May 30, 2000.

                       COMPENSATION OF EXECUTIVE OFFICERS

Report of the Compensation Committee on Executive Compensation

Overall Policy
--------------

       Compensation  of  the  Corporation's  executive  officers  rests  in  the discretion of the Board of Directors, and the Compensation Committee of the Board of Directors is charged with considering specific information and making recommendations to the full Board with respect to compensation matters. The Compensation Committee is currently comprised of five nonemployee directors who are appointed annually by the Corporation's Board of Directors. The Compensation Committee's consideration and recommendations regarding executive compensation  are  guided  by  a number of factors including  overall  corporate performance and returns to shareholders. The overall objectives of the Corporation's executive compensation package are to attract and to retain the best possible executive talent, to motivate the Corporation's executives to achieve goals consistent with the Corporation's business strategy, to provide an identity between executive and shareholder interests through stock-based plans and finally, to provide a compensation package that recognizes an executive's individual contributions in addition to the Corporation's overall business results.

     The Compensation Committee periodically reviews the Corporation's executive compensation program. The Compensation Committee met three times in 2000 to consider various components of the executive compensation program. In making recommendations concerning executive compensation, the Committee reviews reports published by independent compensation consultants assessing compensation programs and reviews the Corporation's executive compensation, corporate performance, stock price appreciation and total return to shareholders against a peer group of public corporations made up of the Corporation's most direct competitors for executive talent. Because most executive skills and expertise are transferable between industries and business segments, the Compensation Committee believes the Corporation's most direct competitors for executive talent are not limited to those companies included in the peer group established for comparing shareholder returns. Thus, the Corporation's peer group used for compensation analysis includes, but is not limited to, the selected peer group identified in the Performance Graph shown on page 11. The Compensation Committee's periodic review ensures an ongoing evaluation of the correlation between the Corporation's performance and its executive compensation in the context of, and in comparison to, the compensation programs of other companies.

       The Compensation Committee recommends to the Board of Directors compensation levels and programs for the Chief Executive Officer and all Vice Presidents ("executive officers" as used in this report), including the individuals whose compensation is detailed in this proxy statement. In reviewing individual performance of executives whose compensation is detailed in this proxy statement, the Compensation Committee takes into account the views of Mr. Brown, the Corporation's Chief Executive Officer.

      The key elements of the Corporation's executive compensation consist of base salary, annual cash performance payments and stock-based grants. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Brown, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Corporation to the individual executive, including deferred compensation, pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits, as well as the programs described below. While the Committee takes into consideration all the performance and other factors set forth below in setting base salaries, the Committee's deliberations for setting base salaries are essentially subjective, and no set quantitative formula determines the base salary level of any of the named executives. The Corporation adopted a performance payment plan in 1994 utilizing a quantitative formula to determine an executive's eligibility for annual performance payments in addition to base salary.

      The Committee analyzed the potential impact on the Corporation's executive compensation program of Section 162(m) of the Internal Revenue Code and the regulations thereunder, which generally disallows deductions for compensation in excess of $1.0 million per year to the five most highly compensated executives of a public company. Based upon its analysis, the Committee expects that all the compensation payable pursuant to its compensation program now in effect will be deductible.

Base Salaries
-------------

      Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies including those in the peer group.

     Annual salary adjustments which are made in May of each year for a 12-month period from June 1 to May 31, are determined by evaluating the performance of the Corporation and of each executive officer, and also taking into account new responsibilities for any particular officer. In the case of executive officers who are responsible for a particular business unit, such unit's financial, operating, cost containment and productivity results are also considered by the Committee. The Compensation Committee, where appropriate, also considers other corporate performance measures, including changes in market share, productivity, cost control, safety, environmental awareness and improvements in relations with customers, suppliers and employees. The Compensation Committee places a premium on cost containment and productivity for sectors of the Corporation's business that sell gold, silver and other commodities because the prices for these commodities are established by international markets. Base salaries for certain executive officers were increased commencing June 1, 2000, based upon the considerations described above.

      Although the Compensation Committee was satisfied with Mr. Brown's individual performance, based upon a comparison of base salaries of chief executive officers of the new peer group companies, the Corporation's lack of profitability in 1999, and the performance of the Common Stock, the Board of Directors did not increase Mr. Brown's base salary in 2000.

Annual Performance Payment
--------------------------

      In August 1994, the Corporation adopted a formal short-term performance payment plan based on the recommendation of the Compensation Committee. Under the plan, executive officers (eight in 2000) were eligible for annual cash payments based upon a formula established in the plan covering the calendar year 2000 and generally described below. The plan formula for 2000 includes an overall corporate performance element, a departmental performance element and CEO discretion. Each of these elements was assigned a percentage weight described below, such that all elements combined total 100%. For 2000, corporate performance for all executives other than Mr. Brown, were assigned a 70% weight, departmental performance was assigned a 20% weight and CEO discretion was assigned a 10% weight. Mr. Brown's performance payment was tied 100% to corporate performance. The Compensation Committee, based upon recommendations from the Corporation's senior management, established targeted performance goals in key areas called "key success factors" for the corporate performance element. For 2000, the key success factors and measures for the corporate performance included asset addition (50%), share price appreciation (15%) and the balance split (7%) each for production, cost reduction, corporate cash flow, cost management and financing. Departmental factors vary for each department, but include such factors as cost management, internal customer service and production goals for metal and industrial minerals operating divisions. Payments under the plan are determined by the application of a performance formula to these key success factors. At the first quarterly Board meeting after the end of each year, actual performance results are compared against the targeted performance goals as a percentage of targeted goals for the various key success factors. Actual performance must reach at least 90% of the targeted goals to be included in the performance formula. The key success factors and the percentage weights assigned to each of the elements may be altered from year to year at the discretion of the Compensation Committee. The corporate and departmental performance elements are tied to a formula, while the CEO discretion element is discretionary and not based upon any specific formula. Individual performance payments for all eligible executives, other than the Chief Executive Officer, are based in significant part upon the recommendations of the Chief Executive Officer. The Compensation Committee reviews and approves individual performance payments for all eligible executives. The Compensation Committee has the sole discretion to increase or decrease the amount of any performance pay under the plan.

      Performance payments for executives were awarded for 1999 at the May 2000 Board meeting on the basis of corporate and departmental performance. For the named executives, the amounts are set forth in the Summary Compensation Table under the column Annual Compensation - Bonus.

      For 2000 performance, the Compensation Committee determined to defer consideration of any performance pay under the performance payment plan from the first quarterly board meeting until a later meeting in 2001.

Stock-Based Grants
------------------

     The Corporation uses two stock-based compensation plans, which are intended to give the Corporation a competitive advantage in attracting, retaining and motivating its officers and key employees, and are intended to provide the Corporation with the ability to provide incentives more directly linked to the profitability of the Corporation's business and increases in shareholder value.

      The 1987 Nonstatutory Stock Option Plan (the "1987 Plan") was approved by the shareholders in 1987 and provides that stock options may be granted to the Corporation's officers and key employees, including the individuals whose compensation is detailed in this Proxy Statement. The right to grant options under this plan expired in February 1997. Certain previously granted options remain available to exercise under the 1987 Plan. All options previously granted under the 1987 Plan were granted at the fair market value of the stock on the date of the grant.

     In May 1995, the shareholders of the Corporation approved the Corporation's 1995 Stock Incentive Plan, which provides for a variety of stock-based grants to the Corporation's officers and key employees, including the individuals whose compensation is detailed in this Proxy Statement. The plan is administered by the Compensation Committee of the Board of Directors. The plan provides for the grant of stock options, stock appreciation rights, restricted stock and performance units to eligible officers and key employees of the Corporation. Stock options under the plan must be granted at 100% of the market value of the stock on the date of the grant. The term of such options is determined by the Compensation Committee, but may not be longer than ten years from the date of grant. A total of 385,000 nonstatutory stock options was granted to executive officers in 2000, representing 80% of the total granted. All options granted to executive officers were granted under the following vesting schedule: 1/3 of the granted options vested on the date of grant in 2000 and 1/3 will vest on each of the succeeding two anniversary dates following the original grant. Stock options granted in 2000 to the six named executive officers are summarized in the Summary Compensation Table under Long-Term Compensation Awards-Options.

      In  2000,  Mr.  Brown was granted nonstatutory stock options  to  purchase
100,000 shares of Common Stock under the 1995 Stock Incentive Plan at an exercise price of $1.3125, which price was the fair market value of the stock on the date of grant. All options granted to Mr. Brown were granted under a vesting schedule where 1/3, or 33,334, stock options were vested on the date of grant in 2000 and 1/3, or 33,333, will vest on each of the succeeding two anniversary dates following the original grant. Mr. Brown owns 49,962 shares of Common Stock and holds options to purchase an additional 660,000 shares under the 1987 and 1995 plans. In addition, 132,290 shares of Common Stock are held in trust for Mr. Brown under the Corporation's Executive Deferral

Plan. The Compensation Committee believes that significant equity interests in the Corporation held by the Corporation's management align the interests of shareholders and management, and the Committee considered this in granting additional options to Mr. Brown.

Conclusion
----------

       The Corporation's executive compensation is primarily based upon individual, departmental and corporate performance and stock price appreciation. In 2000, as in previous years, a significant portion of the Corporation's executive compensation consisted of these performance-based variable elements. The Compensation Committee intends to continue the policy of relating executive compensation to corporate performance and returns to shareholders, recognizing that the ups and downs of the business cycle, particularly in the long-depressed price periods for a large portion of the Corporation's products, from time to time may result in an imbalance for a particular period. The Compensation Committee adjusts for factors such as these, which are beyond an executive's control, by exercising its qualitative judgment rather than employing strict quantitative formulas.

February 15, 2001
                                                           Ted Crumley, Chairman
                                                                   John E. Clute
                                                                  Joe Coors, Jr.
                                                                Leland O. Erdahl
                                                                 Paul A. Redmond

                                  AUDITOR FEES

Audit Fees. The aggregate fees quoted by PricewaterhouseCoopers LLP for the 2000 annual audit and for the review of the Corporation's Form 10-Q for the year ended December 31, 2000, were $212,800.
All Other Fees. Fees for all other non-audit services rendered during 2000 were $48,800. The Corporation's audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of the auditors.

                             AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Corporation's previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings made by the Corporation under those statutes, the following report shall not be deemed to be incorporated by reference into any prior filings nor future filings made by the Corporation under those statutes.

Membership and Role of the Audit Committee

      The Audit Committee consists of Charles L. McAlpine, Joe Coors, Jr., and Jorge E. Ordonez C. Each of the members of the Audit Committee is independent as defined under the New York Stock Exchange rules. The Audit Committee operates under a written charter adopted by the Board of Directors, which is included in this Proxy Statement as Appendix A.

      The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the Corporation's financial reporting activities. The committee meets with the Corporation's independent accountants and reviews the scope of their audit, report and recommendations. The Audit Committee also recommends to the Board of Directors the selection of the Corporation's independent accountants. The committee met twice in 2000.

Review of the Corporation's Audited Financial Statements for the Fiscal Year Ended December 31, 2000

      The Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the fiscal year ended December 31, 2000, with the Corporation's management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Corporation's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

      The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Communications with Audit Committees), and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

      Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

February 15, 2001

                                                   Charles L. McAlpine, Chairman
                                                                  Joe Coors, Jr.
                                                             Jorge E. Ordonez C.

               Comparison of Five-Year Cumulative Total Return(1)



Hecla Mining, S&P 500, S&P 500 Gold & Precious Metal Mining Index and Peer Group(2)



                                  [   GRAPH   ]






                                            S&P 500 Gold &
   Date          Hecla Mining     S&P 500   Precious Metal   Peer Group
   --------------------------------------------------------------------

   December 1995     $ 100.00    $ 100.00        $ 100.00    $ 100.00
   December 1996     $  81.82    $ 122.90        $  99.32    $  93.15
   December 1997     $  71.81    $ 163.85        $  65.23    $  52.65
   December 1998     $  52.73    $ 210.58        $  57.18    $  42.60
   December 1999     $  22.72    $ 254.83        $  55.06    $  31.81
   December 2000     $   7.27    $ 231.62        $  45.34    $  18.27





-------------------------
(1) Total return assumes reinvestment of dividends on a quarterly basis.
(2) Peer Group: Agnico Eagle Mines Ltd., Battle Mountain Gold Company, Cambior, Inc., Coeur d'Alene Mines Corp., Echo Bay Mines Ltd., Homestake Mining Company, TVX Gold, Inc.

                             EXECUTIVE COMPENSATION

Compensation for 2000

      The following table sets forth information regarding the aggregate compensation for the fiscal years ended December 31, 1998, 1999 and 2000, paid or accrued for (i) the Chief Executive Officer of the Corporation, (ii) the three other most highly paid executive officers of the Corporation, and
(iii) two additional highly paid executive officers of the Corporation who ceased employment with the Corporation during 2000.

                          SUMMARY COMPENSATION TABLE(1)

                                                    Long-Term
                                                   Compensation
Name and Principal        Annual Compensation(2)      Awards       All Other
   Position           Year    Salary       Bonus    Options(3)   Compensation(4)
-----------------     ----   ---------  ---------  ------------  ---------------
Arthur Brown:         2000   $ 402,500  $     - -(5)     100,000      $  40,460
 President & Chief    1999   $ 402,500  $ 116,487        160,000      $ 139,205
 Executive Officer    1998   $ 402,500  $     -0-        150,000      $  33,775


J. Gary Childress:    2000   $ 220,000  $     - -(5)      30,000      $  18,114
 Vice President -     1999   $ 220,000  $  46,442         60,000      $  18,773
 Industrial Minerals  1998   $ 220,000  $  10,333         60,000      $  18,115

Michael B. White:     2000   $ 200,417  $     - -(5)      45,000      $  13,034
 Vice President -     1999   $ 187,000  $  39,486         75,000      $  13,232
 General Counsel      1998   $ 187,000  $  21,038         60,000      $  10,907
 Secretary

John P. Stilwell:(6)  2000   $ 162,841  $     - -(5)      45,000      $   3,606
 Executive Vice       1999   $ 187,000  $  50,589         75,000      $   8,991
 President & Chief    1998   $ 187,000  $  20,126         60,000      $   9,732
 Financial Officer

William B. Booth:     2000   $ 148,750  $     - -(5)      30,000      $   5,429
 Vice President -     1999   $ 140,000  $  29,468         50,000      $   4,625
 Environmental &      1998   $ 140,000  $  13,519         60,000      $   5,091
 Government Affairs

Roger A. Kauffman:(6) 2000   $ 133,750  $     - -(5)      60,000      $ 150,602
 Executive Vice       1999   $ 265,000  $  57,376        100,000      $  16,848
 President & Chief    1998   $ 265,000  $     -0-         75,000      $  13,828
 Operating Officer


1.   Information   for  deleted  columns  is  not  required,   because   no
     compensation was paid by the Corporation that would require disclosure under any such deleted column.

2. The annual compensation set forth in the table is based upon salaries of the Chief Executive Officer and other named executives established in May of each year for 12-month periods from June 1 to May 31. This table reflects compensation paid to, or earned by, the executive officers during the fiscal year ending December 31 of each year.

3. All options granted to the named executives in 2000 were granted under a vesting schedule described in Option Grants in Last Fiscal Year - footnote 1.

4. "All Other Compensation" for the last fiscal year includes the following for Messrs. Brown, Kauffman, Stilwell, Childress, White and Booth: (i) matching contributions under the Corporation's Executive Deferral Plan of $5,932, $3,674, $487, $1,612, $3,014 and $1,415 for each named executive, respectively; (ii) the above market portion of interest accrued under the Corporation's Executive Deferral Plan of $28,535, $4,550, $2,915, $3,893, $6,190 and $1,342 on behalf of each named executive, respectively; (iii) matching contributions under the Corporation's Capital Accumulation Plan of $2,550, $0, $0, $2,550, $2,550 and $2,496 for each named executive, respectively; (iv) the dollar value benefit of premium payments for term life insurance coverage of $1,343, $728, $204, $469, $280 and $176 for each named executive, respectively; (v) personal tax service provided by consultants at the expense of the Corporation for Mr. Brown, $2,100; Mr. Kauffman, $1,650; Mr. Childress, $800; and Mr. White, $1,000; (vi) imputed interest of $8,790 on a loan to Mr. Childress; and (vii) a severance payment of $140,000 to Mr. Kauffman.

5. Consideration of performance payments for performance for 2000 under the Corporation's Performance Payment Plan was deferred to a Compensation Committee meeting to be held later in 2001. Any performance payments awarded for 2000 performance at this later meeting will be disclosed in the proxy materials for the annual shareholders meeting to be held in 2002.

6. Mr. Stilwell resigned from the Corporation effective September 8, 2000, and Mr. Kauffman left the Corporation on July 10, 2000.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                        Potential Realizable
                                                                          Value at Assumed
                                                                        Annual Rate of Stock
                                                                       Price Appreciation for
                         Individual Grants                                  Option Term(2)
---------------------------------------------------------------------  ----------------------
                                Individual
                                Grants % of
                               Total Options
                                Granted to    Exercise or
                     Options   Employees in   Base Price:  Expiration
     Name            Granted    Fiscal Year     $/Share       Date       5%         10%
------------------   -------   -------------  -----------  ----------  -------    --------
 Arthur Brown        100,000       20.79%       $1.3125      5/4/10    $82,570    $209,200
 Roger A. Kauffman    60,000       12.47%       $1.3125      5/4/10    $49,542    $125,520
 John P. Stilwell     45,000        9.36%       $1.3125      5/4/10    $37,157    $ 94,140
 Michael B. White     45,000        9.36%       $1.3125      5/4/10    $37,157    $ 94,140
 J. Gary Childress    30,000        6.24%       $1.3125      5/4/10    $24,771    $ 62,760
 William B. Booth     30,000        6.24%       $1.3125      5/4/10    $24,771    $ 62,760


          1. All options granted were coupled with a tax-offset bonus which, upon exercise, would approximately equal the federal and state income taxes incurred in exercising the options. 1/3 of the options were first exercisable on May 4, 2000, and 1/3 shall vest on May 4 on each of the succeeding two years. All options were granted with an exercise price equal to the fair market value of the Common Stock on the date of grant.

          2. The potential realizable value shown in the table represents the maximum gain if held for the full ten-year term at each of the assumed annual appreciation rates. Gains, if any, are dependent upon the actual performance of the Common Stock and the timing of any sale of the Common Stock received upon exercising the options.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

      The following table shows information concerning the exercise of stock options during fiscal year 2000 by each of the named executive officers and the fiscal year-end value of unexercised options.

                                             Number of         Value of
                    Shares              Unexercised Options   Unexercised
                   Acquired                  at FY-End         In-the-
                      on                        (#)             Money-
                   Exercise    Value        Exercisable/      Options at
     Name             (#)     Realized     Unexercisable        FY-End
-----------------  --------   --------  -------------------   -----------
Arthur Brown         -0-       -0-        431,934/228,066       -0-
J. Gary Childress    -0-       -0-        144,600/82,400        -0-
Michael B. White     -0-       -0-        143,200/98,300        -0-
William B. Booth     -0-       -0-        113,800/74,200        -0-


Retirement Plan

      The officers of the Corporation participate in the Hecla Mining Company Qualified Retirement Plan (the "Retirement Plan"), which covers substantially all employees of the Corporation, except for certain hourly employees who are covered by separate plans. Contributions to the Retirement Plan, and the related expense or income, are based on general actuarial calculations and, accordingly, no portion of the Corporation's contributions, and related expenses or income, is specifically attributable to the Corporation's officers. The Corporation was not required to make a contribution for 2000. The Corporation also has an unfunded Supplemental Retirement Benefit Plan adopted in November 1985 (the "Supplemental Plan") under which the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, as amended (the "Acts"), and the loss, if any, due to a deferral of salary made under the Corporation's Executive Deferral Plan and/or the Capital Accumulation Plan will be paid out of the general funds of the Corporation to any employee who may be adversely affected. Under the Acts, the current maximum annual pension benefit payable by the plan to any employee is $135,000 subject to specified adjustments. Upon reaching the normal retirement age of 65, each participant is eligible to receive annual retirement benefits in monthly installments for life equal to, for each year of credited service, 1% of final average annual earnings (defined as the highest average earnings of such employee for any 36 consecutive calendar months during the final 120 calendar months of service) up to the applicable covered compensation level (which level is based on the Social Security maximum taxable wage base) and 1 1/2% of the difference, if any, between final average annual earnings and the applicable covered compensation level. The Retirement Plan and Supplemental Plan define earnings for purposes of the plans to be "a wage or salary for services of employees inclusive of any bonus or special pay including gainsharing programs, contract miner's bonus pay and the equivalent."

      The following table shows estimated aggregate annual benefits under the Retirement Plan and the Supplemental Plan payable upon retirement to a participant who retires in 2000 at age 65 having the years of service and final average annual earnings as specified. The table assumes Social Security covered compensation levels as in effect on January 1, 2001.



Final  Average
   Annual                             Years of Credited Service
   Earnings         5       10       15       20       25       30       35
-------------------------------------------------------------------------------

 $100,000         $ 6,623  $13,245  $19,868  $26,490  $33,113  $39,735  $46,358
  125,000           8,498   16,995   25,493   33,990   42,488   50,985   59,483
  150,000          10,373   20,745   31,118   41,490   51,863   62,235   72,608
  175,000          12,248   24,495   36,743   48,990   61,238   73,485   85,733
  200,000          14,123   28,245   42,368   56,490   70,613   84,735   98,858
  225,000          15,998   31,995   47,993   63,990   79,988   95,985  111,983
  250,000          17,873   35,745   53,618   71,490   89,363  107,235  125,108
  275,000          19,748   39,495   59,243   78,990   98,738  118,485  138,233
  300,000          21,623   43,245   64,868   86,490  108,113  129,735  151,358
  325,000          23,498   46,995   70,493   93,990  117,488  140,985  164,483
  350,000          25,373   50,745   76,118  101,490  126,863  152,235  177,608
  375,000          27,248   54,495   81,743  108,990  136,238  163,485  190,733
  400,000          29,123   58,245   87,368  116,490  145,613  174,735  203,858
  425,000          30,998   61,995   92,993  123,990  154,988  185,985  216,983
  450,000          32,873   65,745   98,618  131,490  164,363  197,235  230,108
  475,000          34,748   69,495  104,243  138,990  173,738  208,485  243,233
  500,000          36,623   73,245  109,868  146,490  183,113  219,735  256,358
  525,000          38,498   76,995  115,493  153,990  192,488  230,985  269,483

     Benefits listed in the pension table are not subject to any deduction for Social Security or other offset amounts. As of December 31, 2000, the following executive officers have completed the indicated number of full years of credited service: A. Brown, 33 years; J. G. Childress, 14 years; M. B. White, 20 years; and W. B. Booth, 15 years.

Employment   Agreements,  Termination  of  Employment  Arrangement   and   Other
Management Arrangements

     The Corporation has entered into employment agreements (collectively, the "Agreements") with Messrs. Brown, Booth, Childress and White (collectively, the "Executives" and individually, an "Executive").

      The Agreements were recommended to the Board of Directors by the Compensation Committee and were approved by the Board of Directors on the basis of such recommendation. The Agreements, which are substantially identical except for compensation provisions, provide that each of the Executives shall serve in such executive position as the Board of Directors may direct. The Agreements become effective only upon a "Change of Control" of the Corporation (the "Effective Date"). The term of employment under the Agreements is two years from the Effective Date. The Agreement's have a Change in Control period of three years, and this period is automatically renewed for an additional year in June of each year unless the Corporation gives notice of nonrenewal 60 days prior to the renewal date. Under the Agreements, a Change of Control of the Corporation is deemed to occur if a person (including a "group" under Section 13d-3 of the Securities Exchange Act of 1934, as amended, the "Exchange Act") becomes the beneficial owner of 20% or more of the voting power of the Corporation or if, as the result of a tender offer, merger, proxy fight or similar transaction, the persons who were previously directors of the
Corporation cease to constitute a majority of the board. The Agreements are intended to ensure that, in the event of a Change of Control, each Executive will continue to receive payments and other benefits equivalent to those he was receiving at the time of a Change of Control for the duration of the term of the Agreement. The Agreements also provide, among other things, that should an Executive's employment be terminated by the Corporation or by the Executive for good reason (other than death, incapacity or misconduct) after the Effective Date of the Agreement, he would receive from the Corporation a lump-sum defined amount generally equivalent to two times the aggregate of his then annual base salary rate and his average annual bonus for the three years prior to the Effective Date. The named executive officers would also be entitled to lump-sum payments representing the difference in pension and supplemental retirement benefits to which they would be entitled on (i) the date of actual termination, and (ii) the end of the two-year employment period under the Agreements. The Corporation would also maintain such Executive's participation in all benefit plans and programs (or provide equivalent benefits if such continued participation was not possible under the terms of such plans and programs). An Executive whose employment has terminated would not be required to seek other employment in order to receive the defined benefits. The Agreements also provide that under certain circumstances the Corporation will make an additional gross-up payment if necessary to place the Executive in the same after-tax position as if no excise tax were imposed by the Internal Revenue Code.
Pursuant to the Agreements between the Corporation and each of its named executive officers, if a Change of Control occurred and the named executive officers were each terminated as of December 31, 2000, the named executive officers would be entitled to the following estimated cash payments pursuant to the Agreements: Mr. Brown, $1,038,000; Mr. Childress, $533,000; Mr. White, $499,000 and Mr. Booth, $369,000. These dollar amounts do not include amounts which would have otherwise been payable to each Executive if the Executive had terminated employment on the day prior to a Change of Control.

     Mr. J. Gary Childress, Vice President-Industrial Minerals, relocated to the Coeur d'Alene, Idaho, headquarters from the Mayfield, Kentucky, headquarters of Kentucky-Tennessee Clay Company in February 1994. The Corporation offset the substantial differential in housing costs between the two locations by loaning Mr. Childress $150,000 at an interest rate of 5.86%, which is currently outstanding and payable upon Mr. Childress' sale of the Idaho residence or termination of employment with Hecla.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     To the knowledge of the Corporation, the following persons beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act) five percent (5%) or more of either class of equity securities of the Corporation as of March 27, 2001:

--------------------------------------------------------------------------------
                 Name & Address of         Amount & Nature of   Percent of Class
Title of Class   Beneficial Owner          Beneficial Ownership
--------------------------------------------------------------------------------
                 Monarch Resources Limited
                 41 Cedar Avenue
Common           Hamilton, Bermuda HM 12   6,400,250 shares - direct      9.6%


     The following table presents certain information regarding the number and percentage of the shares of Common Stock beneficially owned by each current director and executive officer of the Corporation and by all current directors and executive officers as a group, as of March 27, 2001. As of March 27, 2001, no director or executive officer of the Corporation beneficially owned or otherwise held any shares of the Corporation's Preferred Stock. On that date, all of such persons together beneficially owned an aggregate of less than 1% of the outstanding shares of the Corporation's Common Stock. Except as otherwise indicated, the directors and officers have sole voting and investment power with respect to the shares beneficially owned by them.

                                       Amount and Nature
    Name of            Title of          of Beneficial         Percent
   Individual           Class             Ownership            of Class
----------------     ------------    ---------------------   ------------

Arthur Brown            Common             738,919(1, 4)     Less than 1%
William B. Booth        Common                155,508(1)     Less than 1%
J. Gary Childress       Common                190,000(1)     Less than 1%
John E. Clute           Common                  6,300(3)     Less than 1%
Joe Coors, Jr.          Common                  6,000(3)     Less than 1%
Ted Crumley             Common                  9,539(3)     Less than 1%
Leland O. Erdahl        Common                 47,575(3)     Less than 1%
Charles L. McAlpine     Common                  8,000(3)     Less than 1%
Jorge E. Ordonez C.     Common                  6,000(3)     Less than 1%
Paul A. Redmond         Common                  3,704(3)     Less than 1%
Michael B. White        Common                198,368(1)     Less than 1%


All officers and
directors as a group    Common              1,369,913(2)        1.66%
group

     1. Includes the following number of shares of Common Stock issuable upon the exercise by the following individuals of options exercisable at March 27, 2001, or within 60 days thereafter: Mr. Brown, 556,667;
          Mr. Booth, 153,500; Mr. Childress, 190,000; and Mr. White, 195,750.
     2. Includes 1,095,917 shares issuable upon the exercise of options exercisable at March 27, 2001, or within 60 days thereafter.
     3. Includes the following number of shares credited to each nonemployee director, all of which are held in trust pursuant to the Corporation's Stock Plan for Nonemployee Directors: Mr. Clute, 6,000; Mr. Coors, 6,000; Mr. Crumley, 5,359; Mr. Erdahl, 6,000; Mr. McAlpine, 6,000;
          Mr. Ordonez, 6,000; and Mr. Redmond, 3,404. Each director disclaims beneficial ownership of all shares held in trust under the stock plan (see "Compensation of Directors").
     4. Includes 132,290 shares credited to Mr. Brown under the Corporation's Executive Deferral Plan, all of which are held in trust pursuant to the plan. Mr. Brown disclaims beneficial ownership of all shares held in trust under the Executive Deferral Plan.

                   PROPOSAL TO AUTHORIZE A REVERSE STOCK SPLIT
                         AT THE DISCRETION OF THE BOARD

Introduction

      In February 2001, the Board of Directors of the Corporation approved, subject to shareholder approval solicited hereby, alternative proposals to amend the Corporation's Certificate of Incorporation to effectuate (i) a one-for-three (1:3), (ii) a one-for-four (1:4), or (iii) a one-for-five (1:5) reverse stock split of the Corporation's Common Stock. Approval of the alternative proposals would give the Board discretionary authority to implement any one or none of the alternative proposals for a 24-month period, until June 8, 2003.

      The directors propose to have the authority to amend the Corporation's Certificate of Incorporation, at their discretion, to reclassify the Common Stock of the Corporation to effectuate one of the proposed reverse stock splits (the "Reverse Splits"), such that for every three common shares held by a shareholder, such holder would be entitled to one post-amendment common share, or for every four pre-amendment common shares held by a shareholder, such holder would be entitled to one post-amendment common share, or for every five pre-amendment common shares held by a shareholder, such holder would be entitled to one post-amendment common share, fractional shares being treated as provided below, and outstanding warrants and options to purchase common stock, and conversion rights of preferred stock, being adjusted accordingly. A Reverse Split would become effective upon the filing with the Secretary of State of Delaware of an amendment to the Corporation's Certificate of Incorporation.

      The purpose of the Reverse Split is to increase the market value of the Common Stock. The Board intends to effect a Reverse Split only if it believes that a decrease in the number of shares outstanding may improve the trading market for the Common Stock. If the Reverse Split alternatives are authorized by the shareholders, the Board will have the discretion to implement one only during the next 24 months, or effect no Reverse Split at all. The Board has submitted three proposals in order to give it latitude. If the trading price of the Common Stock increases without a Reverse Split, a Reverse Split may not be necessary, or one of lesser proportions would be required than if the trading price decreased or remains constant.

      In connection with any determination to effect a Reverse Split, the Board will also select the Reserve Split that, in its discretion, results in the greatest marketability of the Common Stock based on prevailing market conditions and the remaining Reverse Splits would be abandoned by the Board. No further action on the part of the shareholders would be required to either effect a Reverse Split or abandon the alternatives. If no Reverse Split is effected by June 8, 2003, the Board's authority to effect a Reverse Split will also terminate.

       Adjustments to the corporate financial statements to reflect the reclassification and Reverse Split are expected to be minimal. The expected immediate effect in the market would be an increase in the trading price per share, and a decrease in the number of post-amendment shares involved in a trade of shares that would have been involved in an identical trade. Outstanding pre-amendment shares of 66,797,636 would become approximately 22,265,879 outstanding post-amendment shares (in the event of a one-for-three split) or 16,699,409 outstanding post-amendment shares (in the event of a one-for-four split) or 13,359,527 outstanding post-amendment shares (in the event of a one-for-five split) depending on what ratio was decided by the Board of Directors.

      In addition to several other requirements, the New York Stock Exchange ("NYSE") requires that issuers listed on the NYSE maintain an average closing price of $1.00 per share. Trading of the Corporation's shares of Common Stock have averaged below $1.00 per share since July 7, 2000. On August 15, 2000, the NYSE notified the Corporation that unless its common shares achieved an average share price of $1.00 over the 30-trading-day period preceding February 22, 2001, the NYSE would commence suspension and delisting procedures for the
Corporation's Common Stock on the NYSE. Alternatively, the NYSE gave the Corporation until this annual shareholders meeting to increase the share price above $1.00 through actions like a reverse stock split. The Board of Directors believes that such a delisting could adversely affect the ability of the
Corporation to attract new investors, may result in decreased liquidity of the outstanding shares of Common Stock and, consequently, could reduce the price at which such shares trade and increase the transaction costs inherent to trading such shares. The Corporation believes that, if the Reverse Split is approved and implemented, there is a greater likelihood that the minimum bid price of the Common Stock will be maintained at a level over $1.00 per share. There can be no assurance, however, that approval and implementation of the Reverse Split will succeed in raising the bid price of the Corporation's Common Stock above $1.00 per share, that such minimum price, if achieved, would be maintained, or that even if NYSE's minimum bid price preference were satisfied, the Corporation's Common Stock would not be delisted by the NYSE for other reasons.

      Even though a reverse stock split, by itself, does not impact a corporation's assets or prospects, reverse stock splits can result in a decrease in the aggregate market value of a corporation's equity capital. The Board of Directors, however, believes that this risk is off-set by the prospect that the reverse stock split will improve the likelihood that the Corporation will be able to maintain its NYSE listing and may, by increasing the per share price, make an investment in the Common Stock more attractive for certain investors. If the Corporation's securities are delisted from the NYSE, trading, if any, of the Corporation's securities would thereafter have to be conducted in a non-NYSE exchange, subject to listing requirements, or in the over-the-counter market. In such event, an investor could find it more difficult to dispose of the Common Stock, or to obtain accurate quotations as to the market value of the Corporation's Common Stock.

       If the Reverse Split is consummated, the Corporation would have 100,000,000 shares of authorized Common Stock with approximately 22,265,879 or 16,699,409 or 13,359,527 shares of Common Stock issued and outstanding, depending on the Board of Directors' decision, in its sole discretion, to effect a 1:3, a 1:4, or a 1:5 Reverse Split.

Principal Effects of the Reverse Split

      If the shareholders approve the Reverse Split and the Board of Directors decide to effect one of the Reverse Split alternatives prior to June 8, 2003, the Corporation will amend the existing provision of the Certificate of Incorporation relating to the Corporation's authorized capital. Accordingly,
Article IV, Section 1 of the Certificate of Incorporation will read, depending on the Reverse Split ratio selected by the Board, in its entirety, as follows:

     One-for-three (1:3) Reverse Stock Split.

     Section 1.  Authorized Capital Stock.

          "A. The Corporation shall be authorized to issue two classes of shares of capital stock to be designated, respectively, "Preferred Stock" and "Common Stock;" the total number of shares of capital stock which the Corporation shall have authority to issue is 105,000,000; the total number of shares of Preferred Stock shall be 5,000,000, and each such share shall have a par value of $0.25; the total number of shares of Common Stock shall be 100,000,000, and each such share shall have a par value of $0.25.

          B. Each three (3) shares of the Corporation's Common Stock issued as of the date and time immediately preceding [insert date on which Amended Certificate is filed], the effective date of a reverse stock split (the "Split Effective Date"), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Corporation's Common Stock; provided, however, that any fractional interest resulting from such change and classification shall be treated in accordance with Delaware law."

     One-for-four (1:4) Reverse Stock Split.

     Section 1.  Authorized Capital Stock.

          "A. The Corporation shall be authorized to issue two classes of shares of capital stock to be designated, respectively, "Preferred Stock" and "Common Stock;" the total number of shares of capital stock which the Corporation shall have authority to issue is 105,000,000; the total number of shares of Preferred Stock shall be 5,000,000, and each such share shall have a par value of $0.25; the total number of shares of Common Stock shall be 100,000,000, and each such share shall have a par value of $0.25.

          B. Each four (4) shares of the Corporation's Common Stock issued as of the date and time immediately preceding [insert date on which Amended Certificate is filed], the effective date of a reverse stock split (the "Split Effective Date"), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Corporation's Common Stock; provided, however, that any fractional interest resulting from such change and classification shall be treated in accordance with Delaware law."

     One-for-five (1:5) Reverse Stock Split.

     Section 1.  Authorized Capital Stock.

          "A. The Corporation shall be authorized to issue two classes of shares of capital stock to be designated, respectively, "Preferred Stock" and "Common Stock;" the total number of shares of capital stock which the Corporation shall have authority to issue is 105,000,000; the total number of shares of Preferred Stock shall be 5,000,000, and each such share shall have a par value of $0.25; the total number of shares of Common Stock shall be 100,000,000, and each such share shall have a par value of $0.25.

          B. Each five (5) shares of the Corporation's Common Stock issued as of the date and time immediately preceding [insert date on which Amended Certificate is filed], the effective date of a reverse stock split (the "Split Effective Date"), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Corporation's Common Stock; provided, however, that any fractional interest resulting from such change and classification shall be treated in accordance with Delaware law."

      If the shareholders approve the Reverse Split, one of the above amendments to the Corporation's Certificate of Incorporation would become effective upon the Board's decision to implement a Reverse Split and the filing of an amendment to the Certificate of Incorporation with the Secretary of State of Delaware.

      The proposed Reverse Split will not affect any shareholder's proportionate equity interest in the Corporation or the rights, preferences, privileges or priorities of any shareholder, other than an adjustment which may occur due to payment for fractional shares. A shareholder may hold less than 100 shares of the Corporation's Common Stock after the proposed Reverse Split and as a consequence may incur greater costs associated with trading. Likewise, the proposed Reverse Split will not affect the total shareholders' equity of the Corporation or any components of shareholders' equity as reflected on the financial statements of the Corporation except (i) to change the numbers of the issued and outstanding shares of Common Stock, and (ii) for an adjustment which will occur due to the costs incurred by the Corporation in connection with this proxy statement and the implementation of such of the proposals as are approved by the shareholders.

Effect of the Reverse Split

      The following table illustrates the principal effects on the Corporation's Common Stock of the Reverse Split:

                        NUMBER OF SHARES OF COMMON STOCK

                -------------------------------------------------------------
                  Prior to      One-for-Three   One-for-Four    One-for-Five
                Reverse Split   Reverse Split   Reverse Split   Reverse Split
                                   (1:3)           (1:4)           (1:5)
                -------------------------------------------------------------
Authorized       100,000,000     100,000,000     100,000,000     100,000,000

Issued and
outstanding       66,797,636      22,265,879      16,699,409      13,359,527

Available for
future issuance   33,202,364      77,734,121      83,300,591      86,640,473


      The $0.25 per share par value of the Common Stock will not be affected by the proposed amendments.

Effect on Outstanding Options and Warrants

      As of the Record Date, the Corporation had outstanding employee stock options to purchase an aggregate of 1,815,500 shares of Common Stock with purchase prices per share ranging from $1.3125 to $12.25 per share and warrants to purchase an aggregate of 1,506,998 shares of Common Stock with a purchase price per share equal to the lesser of (i) $3.19 or (ii) 102% of the volume weighted average price on the NYSE for the ten trading days preceding notice of exercise. Under the terms of the options and warrants, when the proposed Reverse Split becomes effective, depending on the Reverse Split ratio selected by the Board of Directors, the number of shares covered by the options and warrants will be reduced by either one-third, one-fourth or one-fifth the number currently covered and the exercise price per share in (i) above, in the case of warrants, will be increased by either three times, four times or five times.

Effect on Series B Preferred Shares

      As of the Record Date, the Corporation had outstanding 2,300,000 shares of Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Shares"). The Series B Preferred Shares are convertible at the option of the holder into Common Stock. The current conversion ratio is 3.2154 shares of Common Stock for each share of Series B Preferred Stock. Under the terms of the Series B Preferred Shares, when the proposed Reverse Split becomes effective, depending on the ratio selected by the Board of Directors, the conversion ratio will be reduced to either 1.0718 (in the event of a 1:3 split), 0.8039 (in the event of a 1:4 split) or 0.6431 (in the event of a 1:5 split) shares of Common Stock for each Series B Preferred Share converted.

Effect on Series A Junior Participating Preferred Stock

      Under the terms of the Corporation's Rights Agreement dated as of May 10, 1996, each share of Common Stock may have the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock ("Series A Stock") of the Corporation for $50 upon the occurrence of certain events. When the proposed Reverse Split becomes effective, depending on the ratio selected by the Board of Directors, each share of Common Stock may have the right to purchase three one-hundredths of a share of Series A Stock (if a ratio of 1:3 is chosen), four one-hundredths of a share of Series A Stock (if a ratio of 1:4 is chosen) or five one-hundredths of a share of Series A Stock (if a ratio of 1:5 is chosen) for aggregate purchase prices equal to $150, $200 or $250, respectively.

Exchange of Shares; No Fractional Shares

      Pursuant to the proposed Reverse Splits, depending on the Reverse Split ratio selected by the Board of Directors, every three shares, four shares or five shares of issued Common Stock would be converted and reclassified into one share of post-split Common Stock. No certificates or scrip representing fractional share interests in the Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to any rights as a stockholder of the Corporation. In lieu of any such fractional share interest, at the discretion of the Board of Directors, upon surrender of the certificates representing a holder's Common Stock, either (i) such holder shall be paid cash by the Corporation in an amount equal to the product of such fraction multiplied by the closing price of the Common Stock on the New York Stock Exchange on the Split Effective Date (or, in the event the Common Stock is not so traded on the Split Effective Date, such closing price on the next preceding day on which such stock is traded), or alternatively (ii) the Corporation will make arrangements with, and provide assistance to, a third party who shall pool fractional share interests, sell the same, and return appropriate payment to the holders of fractional share interests. All shares held by a shareholder will be aggregated, and one new stock certificate will be issued, unless the transfer agent is otherwise notified by the shareholder. The proposed Reverse Split would become effective immediately on the Split Effective Date. Shareholders will be notified on or after the Split Effective Date that the Reverse Split has been effected. The Corporation's transfer agent, American Stock Transfer & Trust Company, will act as the Corporation's exchange agent (the "Exchange Agent") for shareholders in implementing the exchange of their certificates.

     As soon as practicable after the Split Effective Date, shareholders will be notified and provided the opportunity (but shall not be obligated) to surrender their certificates to the Exchange Agent in exchange for certificates representing post-split Common Stock. Shareholders will not receive certificates for shares of post-split Common Stock unless and until the certificates representing their shares of pre-split Common Stock are surrendered and they provide such evidence of ownership of such shares as the Corporation or the Exchange Agent may require. Shareholders should not forward their certificates to the Exchange Agent until they have received notice from the Corporation that the Reverse Split has become effective. Beginning on the Split Effective Date, each certificate representing shares of the Corporation's pre-split Common Stock will be deemed for all corporate purposes to evidence ownership of the appropriate number of shares of post-split Common Stock.

      No service charge shall be payable by shareholders in connection with the exchange of certificates, all costs of which will be borne and paid by the Corporation.

Certain Federal Income Tax Consequences

      A summary of the federal income tax consequences of the Reverse Split is set forth below. The discussion is based on present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed Reverse Split. Income tax consequences to the shareholders may vary from the federal tax consequences described generally below.

SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT OF THE CONTEMPLATED RESERVE SPLIT UNDER APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX LAWS.

      The proposed Reverse Split constitutes a "recapitalization" to the Corporation and its shareholders to the extent that issued shares of Common Stock are exchanged for a reduced number of shares of Common Stock. Therefore, neither the Corporation nor its shareholders will recognize any gain or loss for federal income tax purposes as a result thereof.

      The shares of Common Stock to be issued to each shareholder will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of such stock held by such shareholder immediately prior to the Split Effective Date. A shareholder's holding period for the shares of Common Stock to be issued will include the holding period for the shares of Common Stock held thereby immediately prior to the Split Effective Date provided that such shares of stock were held by the shareholder as capital assets on the Split Effective Date.

Voting Requirements

      Each holder of Common Stock is entitled to one vote per share held. The holders of a majority of the shares of the Common Stock issued and outstanding constitutes a quorum. The affirmative vote of holders of at least a majority of the outstanding shares of Common Stock of the Corporation is required for approval of the grant of discretionary authority to the Board to implement the Reverse Split. In the event that a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote at the meeting present in person or by proxy shall have power to adjourn the Annual Meeting until a quorum shall be present or represented. Proxies solicited by the Board of Directors will be voted for approval of the grant of discretionary authority to implement the Reverse Split, unless otherwise indicated. Shareholders are not entitled to cumulate votes.

      A shareholder voting through a proxy who abstains with respect to approval of the proposal for the grant of discretionary authority to implement the Reverse Split shall be considered to have cast a negative vote with respect to the grant of discretionary authority to implement the Reverse Split at the Annual Meeting.

Recommendation of the Board

      The Board of Directors recommends a vote "FOR" the proposal to grant discretionary authority to the Board to amend the Corporation's Certificate of Incorporation to effectuate the Reserve Split. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the grant of discretionary authority to the Board to amend the Certificate of Incorporation to effectuate the Reverse Split.

                              APPROVAL OF AUDITORS

      PricewaterhouseCoopers LLP, independent public accountants, has been selected by the Board of Directors as independent auditors for the Corporation for the fiscal year ending December 31, 2001, subject to approval by the shareholders. PricewaterhouseCoopers LLP, or its predecessor firm, has served as independent auditors for the Corporation since 1964. This firm is experienced in the field of mining accounting and is well-qualified to act in the capacity of auditors. The selection of this firm was recommended to the Board of Directors by its Audit Committee, composed of Messrs. McAlpine, Coors and Ordonez, none of whom is an officer or employee of the Corporation. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and to make a statement if the representative so desires and to be available to respond to any questions from shareholders.

     The Board of Directors recommends a vote "FOR" approval of the selection of PricewaterhouseCoopers LLP as the Corporation's independent auditors for 2001.

                     PROVISIONS OF THE CORPORATION'S BY-LAWS
              WITH RESPECT TO SHAREHOLDER PROPOSALS AND NOMINATIONS
                            FOR ELECTION AS DIRECTORS

     The Corporation's By-Laws establish procedures governing the eligibility of nominees for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders at an Annual Meeting. For nominations or other business to be properly brought before an Annual Meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's Annual Meeting; PROVIDED HOWEVER, that in the event that the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Adjournment of a meeting shall not commence a new time period for giving a shareholder's notice as described above. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, as amended, and Rule 14a-11 thereunder, including such person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected; (b) as to any other business that the shareholder proposes to bring before the meeting, who has not otherwise complied with the rules and regulations under the Exchange Act for the inclusion of a shareholder proposal in the Corporation's proxy materials, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner, and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the By-Laws and, if any proposed nomination or business is not in compliance with the By-Laws, to declare that such defective proposal shall be disregarded. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

         SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

    The Corporation will review shareholder proposals intended to be included in the Corporation's proxy materials for the 2002 Annual Meeting of Shareholders which are received by the Corporation at its principal executive offices no later than November 30, 2001, subject to the By-Law provision discussed above. Such proposals must be submitted in writing and should be sent to the attention of the Secretary of the Corporation. The Corporation will comply with Rule 14a-8 of the Exchange Act with respect to any proposal that meets its requirements.

                         ANNUAL REPORT

      The Corporation's Annual Report to Shareholders, consisting of the Corporation's Form 10-K for the year ended December 31, 2000, and other information, is being mailed to shareholders with this Proxy Statement. In addition, a shareholder of record may obtain a copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Form 10-K"), without cost, upon written request to the Secretary of the Corporation. The Annual Report on Form 10-K is not part of the proxy solicitation materials for the Annual Meeting.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. However, should other business properly be brought before the Annual Meeting, the proxies will be voted thereon in the discretion of the persons acting thereunder.

                                 By Order of the Board of Directors


                                 Michael B. White
                                 Secretary

April 27, 2001

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER
                              HECLA MINING COMPANY
                                   May 5, 2000

PURPOSE

The purpose of the Audit Committee (the "Committee") is to assist the Board of Directors in discharging its responsibilities with respect to the accounting policies, internal controls and financial reporting of the entity. The Committee is also responsible for monitoring compliance with applicable laws and regulations, standards and ethical business conduct, and the systems of internal controls. The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

MEMBERSHIP

The Committee shall consist of at least three directors, all of which must be independent. Each member is to be financially literate and at least one member must have accounting or related financial management expertise. Committee members will be appointed annually. The guidelines issued by the Securities and Exchange Commission will be followed to determine independence. Statements regarding independence shall be submitted by each member of the Committee annually, prior to their appointments.

Independence restrictions can be overridden by the Board of Directors should it determine that membership on the Committee by the individual is in the best interest of the Corporation and its shareholders. The Board will disclose in the subsequent proxy statement the nature of the relationship that makes that individual not independent and the reasons for the Board's determination to appoint the director to the Committee.

RESPONSIBILITIES

The Committee has the following responsibilities and reporting requirements:

1. The Committee shall meet on a regular basis and call special meetings, as circumstances require.

2. The Committee shall report its activities to the Board on a regular basis, such as after each meeting, so that the Board is kept informed of its activities on a current basis.

3. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

4. Assure that the charter is published in the proxy statement at least once every three years.

5. Review and recommend to the Board the independent auditors to be selected to audit the financial statements of the Corporation, its divisions and subsidiaries.

6. Receive periodic reports and/or disclosures from the independent auditors required by ISB Standard No. 1 delineating all relationships with the Corporation, review any disclosed relationships that may impact the objectivity and independence of the auditor and recommend that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the auditors' independence.

7.    Approve the fees of the independent auditors budgeted for each year.

8. Evaluate the performance of the independent and internal auditors, making recommendations to the Board accordingly.

9. Review with management and the independent auditors the Corporation's quarterly financial statements prior to the release of quarterly earnings.

10. Review the internal audit function of the Corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

11. Meet periodically with management to review the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures.

12. Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors. Discussions should also include communication of any matters as required by SAS 61.

13. The internal auditor shall have direct communication with the Committee. The internal auditor shall attend audit committee meetings and meet privately with the Committee at least annually.

14. Review the annual audited financial statements with management and the independent auditors, including major issues regarding accounting and auditing principles and practices, as well as the adequacy of internal controls that could significantly affect the Corporation's financial statements.

15. Review with the independent auditors, the Corporation's internal auditor, and financial management, the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new and more detailed controls or procedures are desirable.

16. Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Corporation's financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

17. Review with the Corporation's general counsel and outside counsel when appropriate, any legal matters that may have a material impact on the organization's financial statements, the Corporation's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

18. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Corporation's response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any changes required in the planned scope of the internal audit, and the internal audit department responsibilities, budget and staffing.

19. Advise the Board with respect to the Corporation's policies and procedures regarding compliance with applicable laws and regulations and with the Corporation's By-Laws and other adopted policies and procedures.

20. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

21. The Committee shall instruct the independent auditors and the internal auditor that the Committee expects to be advised if there are any areas that require its special attention.

22. The Committee shall obtain from management explanations for all significant variances in the financial statements between years. The Committee should consider whether the data are consistent with the Management's Discussion and Analysis (MD&A) section of the annual report.

23. The Committee shall determine the open years on federal income tax returns and whether there are any significant items that have been or might be disputed by the IRS, and inquire as to the status of the related tax reserves.

24. The Committee and the Board of Directors shall consider whether the independent auditors should meet with the full Board to discuss any matters relative to the financial statements and to answer any questions that other Directors may have.

25. Complete the required communication with the Securities and Exchange Commission or other regulatory agencies regarding member independent, member expertise, and annual review and reassessment of the charter.


PROXY SOLICITED ON BEHALF OF      HECLA MINING COMPANY        ANNUAL MEETING OF SHAREHOLDERS
THE BOARD OF DIRECTORS             6500 Mineral Drive                 June 8, 2001
                             Coeur d'Alene, Idaho 83815-8788


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES
                    FOR DIRECTOR LISTED IN ITEM 1 AND "FOR" PROPOSALS  2 AND 3.

        The undersigned, revoking any previous proxies, hereby appoints ARTHUR
BROWN and MICHAEL B. WHITE, and each of them, proxies of the undersigned, with full power of substitution, to attend the Corporation's Annual Meeting of Shareholders on June 8, 2001, and any adjournments or postponements thereof, and there to vote the undersigned's shares of Common Stock of the Corporation on the following matters as described in the Board of Directors Proxy Statement for such Meeting, a copy of which has been received by the undersigned.

1.      ELECTION OF DIRECTORS   / /   FOR all nominees listed below      / /  WITHHOLD AUTHORITY

      / /   (except as marked to the contrary below)    / /  to vote for all nominees listed below

         Ted Crumley             Charles L. McAlpine             Jorge E. Ordonez C.

 (INSTRUCTION:   To withhold authority to vote for any individual nominee, put a line through that nominee's name.)

2.      PROPOSAL to approve alternative proposals to amend the Certificate of
Incorporation to effect a one-for-three, one-for-four or one-for-five reverse stocksplit of the issued and outstanding shares of the Corporation's Common Stock at the discretion of the Board of Directors, which may be necessary to continue listing the Corporation's Common Stock on the
New York Stock Exchange.

             / /  FOR       / /  AGAINST     / /  ABSTAIN

3.      PROPOSAL to approve the selection of PricewaterhouseCoopers LLP as independent auditors of the Corporation for the fiscal year ending December 31, 2001.

             / /  FOR       / /  AGAINST     / /  ABSTAIN

4. In their discretion on all other business that may properly come before the meeting or any adjournment or adjournments thereof.



























        This proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR the election of the three nominees for director and FOR the adoption of Proposals 2 and 3.

        PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE
ENCLOSED ENVELOPE.


Signature____________________ Signature__________________________ DATE: ______________, 2001
         --------------------          --------------------------       --------------


NOTE: The proxy must be signed exactly as your name or names appear on this card. Executors, administrators, trustees, partners, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), who should specify the title(s) of such officer(s).
